Exhibit 1

TRANSACTIONS

The following table sets forth all transactions effected in the last sixty days by or on behalf of the Reporting Person in relation to the shares of Common Stock.  The below transactions were effected in the open market.

Trade Date	Number of Shares Sold	Weighted Average Price per Share	Price Range
08/25/2025	200	$38.7638	$38.75-$38.7775
08/27/2025	514	$38.2082	$38.20-$38.22
08/28/2025	17,577	$38.4492	$38.30-$38.57
08/29/2025	19,000	$38.5245	$38.49-$38.59
09/08/2025	1,502	$38.0597	$38.05-$38.085
09/09/2025	300	$38.2600	$38.25-$38.28
09/10/2025	5,000	$38.0638	$38.05-$38.1175
09/11/2025	15,000	$38.2348	$38.15-$38.27
09/17/2025	5,000	$38.0243	$38.02-$38.05
09/18/2025	5,300	$38.4564	$38.42-$38.565
09/19/2025	230	$38.0239	$38.02-$38.05
09/23/2025	430	$38.0501	$38.05-$38.06
10/14/2025	20,535	$38.2706	$38.20-$38.365
10/15/2025	32,039	$38.8491	$38.80-$39.135
10/16/2025	2,502	$39.0442	$39.03-$39.10
10/20/2025	38,094	$38.8915	$38.65-$39.06
10/21/2025	4,400	$39.1181	$39.11-$39.15
10/22/2025	36,431	$39.0889	$39.03-39.195